Exhibit 17(a)

Lazard Frères & Co. LLC

30 Rockefeller Plaza

New York, NY 10112

The Special Committee of the Board of Directors

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

The Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letters, each dated November 6, 2023, to the Special Committee of the Board of Directors of MidCap Financial Investment Corporation, a Maryland corporation (“MFIC”), as Annex C-1 and Annex C-2 to, and to the references to such opinion letters and the quotation or summarization of such opinion letters contained in, the joint proxy statement/prospectus relating to the proposed mergers and related transactions involving MFIC, Apollo Senior Floating Rate Fund Inc., a Maryland corporation, and Apollo Tactical Income Fund Inc., a Maryland corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form N-14 of MFIC (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By: /s/ Lazard Frères & Co. LLC

November 17, 2023